SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:
Preliminary Proxy Statement [x]
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Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

Liberty All-Star Equity Fund
(Name of Registrant as Specified in Its Charter)

Bulldog Investors, LLC
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT OF BULLDOG INVESTORS, LLC IN OPPOSITION TO THE SOLICITATION
BY THE BOARD OF TRUSTEES OF LIBERTY ALL-STAR EQUITY FUND FOR THE 2013
ANNUAL MEETING OF SHAREHOLDERS

Bulldog Investors, LLC is sending this proxy statement and the enclosed GREEN proxy card to shareholders of Liberty All-Star Equity Fund
(the "Fund") of record as of June 14, 2013. We are soliciting a proxy to vote your shares at the 2013 Annual Meeting of Shareholders (the "Meeting") which is scheduled for August 29, 2013. Please refer to the Fund's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by shareholders including the election of trustees. This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders on or about July 22, 2013.

INTRODUCTION

The Fund has determined to present one matter to be voted upon at the Meeting: the election of three trustees. In addition, a shareholder affiliated with Bulldog Investors intends to present two proposals: (1) to adopt a bylaw directing the board to take the steps necessary to convert the Fund to an interval fund; and (2) to terminate the investment management agreement between the Fund and ALPS Advisors. We are soliciting a proxy to vote your shares (1) FOR the election of the three nominees named below as trustees, and (2) FOR the two shareholder proposals.

REASONS FOR THE SOLICITATION

The Fund's common shares have long traded at a discount to net asset value.
In addition, the Fund's long-term performance has been mediocre. Consequently, we are seeking to elect trustees that are committed to address these issues and to (1) convert the Fund to an interval fund in order to afford shareholders an opportunity to realize net asset value (or close to NAV) for their shares at regular intervals, and (2) replace the investment manager with a firm that has achieved outstanding long-term performance.

HOW PROXIES WILL BE VOTED

If you complete and return a GREEN proxy card to us, unless you direct otherwise, your shares will be voted FOR the election of the nominees named below and FOR the two shareholder proposals. In addition, you will be granting the proxy holders discretionary authority to vote on any other matters that may come before the Meeting.

VOTING REQUIREMENTS

A quorum for the transaction of business by the shareholders at the meeting is a majority of the shares outstanding on the record date and entitled to vote, present and in person or represented by proxy. A plurality of the votes cast is sufficient to elect a trustee. Approval of each shareholder proposal requires the affirmative vote of shareholders owning the lesser of (a) 67 percent or more of the shares present at the Meeting, and (b) more than 50 percent of the Fund's outstanding shares. An abstention or a broker non-vote will have the same effect as a vote against the shareholder proposals. However, since this is a contested solicitation, we do not expect any broker non-votes.

REVOCATION OF PROXIES

You may revoke any proxy prior to its exercise by: (i) delivering a written revocation to us; (ii) executing and delivering a later dated proxy; or (iii) voting in person at the Meeting. Attendance at the Meeting will not in and of itself revoke a proxy. There is no limit on the number of your proxies you may revoke. If you revoke a proxy by executing and delivering a later dated proxy, only your latest dated proxy will be counted.

PROPOSAL 1: ELECTION OF TRUSTEES

At the Meeting, our affiliate intends to nominate the three persons named below for election as trustees. Each nominee has consented to being named in this proxy statement and to serve as a trustee if elected. There are no arrangements or understandings between Bulldog Investors or any of its affiliates and any nominee in connection with the nominations nor do we know of any material conflicts of interest that would prevent any nominee from acting in the best interest of the Fund. Please refer to the Fund's proxy soliciting material for additional information concerning the election of trustees.

Phillip Goldstein (born 1945); c/o Bulldog Investors, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663 - In December 1992, after working twenty-five years as a civil engineer for the City of New York, Phillip Goldstein co-founded what is now Bulldog Investors, a value oriented group of private investment funds that invest primarily in closed-end funds, small cap operating companies, special purpose acquisition companies, and special situations. In 2009, Mr. Goldstein and his business partners formed Bulldog Investors, LLC
(f/k/a Brooklyn Capital Management, LLC), an SEC-registered investment adviser that serves as the investment adviser to: the Bulldog Investors group of private investment funds; Special Opportunities Fund, Inc., a registered closed-end investment company; and certain other private investment funds and managed accounts. Mr. Goldstein has been a director of Imperial
Holdings since August 2012. Mr. Goldstein has served as a director of a number of closed-end funds and is currently a director of the Mexico Equity & Income Fund, ASA Ltd., Special Opportunities Fund, MVC Capital and Brantley Capital Corporation.

Gerald Hellerman (born 1937); 5431 NW 21st Avenue, Boca Raton, FL 33496 -
Mr. Hellerman owns and has served as Managing Director of Hellerman Associates, a financial and corporate consulting firm, since the firm's inception in 1993. Mr. Hellerman has been a director and chairman of the audit committee of Imperial Holdings, Inc. since August 2012. Mr. Hellerman also currently serves as a director and chairman of the Audit Committee for MVC Capital, Inc., as director, chief financial officer and chief compliance officer for The Mexico Equity and Income Fund, Inc., as director, chief financial officer and chief compliance officer for Special Opportunities Fund, Inc., as director for Ironsides Partners Opportunity Offshore Fund Ltd; and as director of Brantley Capital Corporation. Mr. Hellerman also served as a financial analyst and later as a branch chief with the U.S. Securities & Exchange Commission over a ten-year period, as Special Financial Advisor to the U.S. Senate Subcommittee on Antitrust and Monopoly for four years, and as the Chief Financial Analyst of the Antitrust Division of the U.S. Department of Justice for 17 years.

Andrew Dakos (born 1966); c/o Bulldog Investors, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663 - In 2001, Mr. Dakos joined what is now Bulldog Investors, a value oriented group of private investment funds that invest primarily in closed-end funds, small cap operating companies, special purpose acquisition companies, and special situations. In 2009, Mr. Dakos and his business partners formed Bulldog Investors, LLC (f/k/a Brooklyn Capital Management, LLC), an SEC-registered investment adviser that serves as the investment adviser to: the Bulldog Investors group of private investment funds; Special Opportunities Fund, Inc., a registered closed-end investment company; and certain other private investment funds and managed accounts.
Mr. Dakos is currently the President and a director of Special Opportunities Fund and serves as a director of the Mexico Equity & Income Fund and Brantley Capital Corporation. He also serves as a director of UVitec Printing Ink, Inc., a privately held manufacturing company.

None of our nominees is an interested person of the Fund nor does any nominee personally own any shares of the Fund except that Mr. Goldstein and his wife beneficially own 101,506 common shares. Each nominee other than Mr. Hellerman is a principal of Bulldog Investors. On behalf of clients and themselves, Messrs. Goldstein and Dakos collectively beneficially own approximately 9.2 million shares of the Fund, which were purchased from ------------- to ------------. There have been no sales in the past 12 months.

Unless instructions to the contrary are given, your proxy will be voted in favor of each of the aforementioned nominees.

PROPOSAL 2: TO ADOPT A BYLAW DIRECTING THE BOARD TO TAKE THE STEPS NECESSARY TO CONVERT THE FUND TO AN INTERVAL FUND

The Fund's common shares have long traded at a sizeable discount to net asset value. An interval fund offers to repurchase its shares on a periodic basis at net asset value. Thus, adoption of this proposal will afford shareholders an opportunity to realize net asset value (or close to NAV) for their shares at regular intervals (rather than selling their shares at a discount).

Unless instructions to the contrary are given, your proxy will be voted in favor of this proposal.

PROPOSAL 3: THE INVESTMENT MANAGEMENT AGREEMENT BETWEEN THE FUND AND ALPS ADVISORS SHALL BE TERMINATED.

The Fund's long-term performance has been mediocre. We believe shareholders deserve better performance. If this proposal is adopted, in order to provide the board with sufficient time to identify and engage a superior investment manager, Bulldog Investors will offer to enter into an interim management agreement with the Fund to provide the same services that ALPS currently provides for a net fee, i.e., a fee net of the fees paid by the investment manager to the Portfolio Managers that do the actual investing, of 50% of the net fee received by ALPS under the existing management agreement.

Unless instructions to the contrary are given, your proxy will be voted in favor of this proposal.

THE SOLICITATION

We intend to solicit proxies via mail, telephone and via the internet.
Our proxy materials are available on the following web site: http://www.bulldoginvestorstenderoffer.com/. Persons affiliated with or employed by us may assist us in the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares for whom they hold shares of record. We will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, we and certain our of clients will bear all of the expenses related to this proxy solicitation. Because we believe that all shareholders will benefit from this solicitation, we intend to seek, subject to any applicable regulatory requirements, reimbursement of our expenses from the Fund. Shareholders will not be asked to vote on the reimbursement of these expenses, which we estimate will total $150,000.

PARTICIPANTS

Bulldog Investors is the soliciting stockholder and owns beneficially -------- common shares on behalf of clients. Phillip Goldstein beneficially owns jointly with his wife 101,506 common shares. Messrs. Goldstein and Dakos are principals of Bulldog Investors, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663. All of the shares owned by the aforementioned persons and entities were acquired between ------------------ and --------------------. There have been no sales in the past 12 months.

No "participant" (as defined below) or associate of any participant in this solicitation is or has been a party to any contract, arrangement or understanding with any person with respect to any securities of the Fund or has any arrangement or understanding with any person with respect to future employment by the Fund or any of its affiliates or to any future transactions to which the Fund or any of its affiliates will or may be a party.
A "participant", as defined by the SEC, includes each person and entity named in this section, each fund in the Bulldog Investors group of private investment funds, and Mr. Hellerman.The SEC's unorthodox definition of a "participant" may be misleading because it suggests that a person, e.g., a nominee for director, has a greater role in the solicitation than may be the case.

LITIGATION

On October 17, 2007, the Secretary of the Commonwealth of Massachusetts concluded an enforcement action by issuing a permanent "obey the law" injunction and fining Messrs. Goldstein and Dakos and certain related parties $25,000 for operating a non-password protected open website containing information about certain unregistered investments and sending an e-mail about such investments to a Massachusetts resident who requested information. In light of the passage of the JOBS Act in April 2012, which permits the conduct giving rise to the enforcement action, the parties submitted a motion to the Secretary of the Commonwealth of Massachusetts to vacate this order.

July 22, 2013


PROXY CARD

This proxy is solicited in opposition to the Board of Trustees of Liberty All-Star Equity Fund (the "Fund") by Bulldog Investors, LLC for the Fund's 2013 Annual Meeting of Shareholders (the "Meeting"). The undersigned hereby appoints Phillip Goldstein, Rajeev Das, and Andrew Dakos and each of them, as the undersigned's proxies, with full power of substitution, to attend the Meeting and any adjourned or postponed Meeting, and to vote on all matters that come before the Meeting the number of shares that the undersigned would be entitled to vote if present in person, as specified below.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [  ].)

1. ELECTION OF THREE TRUSTEES

[  ] FOR PHILLIP GOLDSTEIN 			[  ] WITHHOLD AUTHORITY

[  ] FOR GERALD HELLERMAN 			[  ] WITHHOLD AUTHORITY

[  ] FOR ANDREW DAKOS 			[  ] WITHHOLD AUTHORITY

2. TO ADOPT A BYLAW DIRECTING THE BOARD TO TAKE THE STEPS NECESSARY TO CONVERT THE FUND TO AN INTERVAL FUND

FOR [  ]			AGAINST [  ]			ABSTAIN [  ]

3. TO TERMINATE THE INVESTMENT MANAGEMENT AGREEMENT BETWEEN THE FUND AND ALPS ADVISORS

FOR [  ]			AGAINST [  ]			ABSTAIN [  ]


Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted FOR the election of the nominees named above, and FOR Proposals 2 and 3. The undersigned hereby acknowledges receipt of the proxy statement dated July 22, 2013 of Bulldog Investors and revokes any proxy previously executed.




Signature(s)_____________________________  	Dated: _________________